CONTACT: Thomas S. McHugh Chief Financial Officer 314-216-2673	Exhibit 99.1

COMPANY PRESS RELEASE

Huttig Building Products Updates Outlook for 2004

ST. LOUIS, MO, April 6, 2004—Huttig Building Products, Inc. (NYSE: HBP) today updated its guidance for the first quarter and full year of 2004. For the first quarter of 2004, the company now expects net income of $0.14 per diluted share on sales of approximately $243 million. This compares to earlier guidance of net income per diluted share of $0.05 to $0.08 on sales of $220 to $225 million. The company also is increasing its full year guidance and now expects net income to range between $0.75 and $0.85 per diluted share on sales of $970 to $980 million. In the first quarter of 2003, the company reported a net loss of $0.25 per diluted share on sales of $196.5 million. For the full year 2003, net income per diluted share was $0.17 on sales of $909.3 million.

Regarding the company’s updated outlook for 2004, Michael A. Lupo, the Company’s President and Chief Executive Officer, said, “We are very pleased with our first quarter performance and we expect continued improvement for the remainder of 2004. All of our regions experienced double-digit sales growth over the first quarter of 2003, and we are executing on the growth strategies that we developed last year. Our 2004 strategies are focused on expanding our product breadth and value-added service capabilities and expanding our geographic presence beyond our current locations. During the first quarter of 2004, we experienced sales growth over last year in all product categories. Sales of certain products, such as composite decking and exterior composite doors, grew substantially compared to the first quarter of 2003, exceeding our earlier expectations. In addition, we benefited from an over 30% increase in sales to our national accounts over the prior year’s quarter.”

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 54 distribution centers serving 47 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.